Exhibit 99.1
January 12, 2018

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports December 2017 and full-year operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported December and full-year operational results on a consolidated basis, for its mainline operations operated by subsidiaries Alaska Airlines, Inc. (Alaska) and Virgin America Inc. (Virgin America), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

Air Group's acquisition of Virgin America took place on Dec. 14, 2016. Operational results below include Virgin America results from pre-acquisition periods for comparison.

AIR GROUP
On a combined basis for all operations, Air Group reported a 9.2 percent increase in traffic on a 10.3 percent increase in capacity compared to December 2016. Load factor decreased 0.8 points to 82.3 percent.

The following table shows the operational results for December and full-year 2017 compared to the prior-year periods(1):

	December			Full-Year
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	3,719	3,509	6.0%	44,034	41,947	5.0%
Revenue passenger miles RPM (000,000) "traffic"	4,505	4,125	9.2%	52,337	48,754	7.3%
Available seat miles ASM (000,000) "capacity"	5,475	4,962	10.3%	62,070	57,953	7.1%
Passenger load factor	82.3%	83.1%	(0.8) pts	84.3%	84.1%	0.2 pts

(1)	2016 information has been adjusted to include Virgin America operating results for comparison.

ALASKA
Alaska reported a 7.3 percent increase in traffic on an 8.4 percent increase in capacity compared to December 2016. Load factor decreased 0.9 points to 84.1 percent. Alaska also reported 83.4 percent of its flights arrived on time in December 2017, compared to 76.1 percent reported in December 2016.

The following table shows Alaska's operational results for December and full-year 2017 compared to the prior-year periods:

	December			Full Year
	2017	2016	Change	2017	2016	Change
Revenue passengers (in thousands)	2,202	2,052	7.3%	26,111	24,421	6.9%
RPMs (in millions)	3,011	2,806	7.3%	35,300	32,859	7.4%
ASMs (in millions)	3,579	3,302	8.4%	41,464	38,715	7.1%
Passenger load factor	84.1%	85.0%	(0.9) pts	85.1%	84.9%	0.2 pts
On-time arrivals as reported to U.S. DOT(1)	83.4%	76.1%	7.3 pts	82.6%	87.3%	(4.7) pts

VIRGIN AMERICA
Virgin America traffic increased 12.3 percent on a 12.7 percent increase in capacity compared to December 2016. Load factor decreased 0.3 points to 78.9 percent. Virgin America also reported 82.5 percent of its flights arrived on time in December 2017, compared to 70.2 percent in December 2016.

The following table shows Virgin America operational results for December and full-year 2017 compared to the prior-year periods:

	December			Full Year
	2017	2016	Change	2017	2016	Change
Revenue passengers (in thousands)	745	675	10.4%	8,428	8,073	4.4%
RPMs (in millions)	1,138	1,013	12.3%	12,936	12,175	6.3%
ASMs (in millions)	1,442	1,279	12.7%	15,479	14,575	6.2%
Passenger load factor	78.9%	79.2%	(0.3) pts	83.6%	83.5%	0.1 pts
On-time arrivals as reported to U.S. DOT	82.5%	70.2%	12.3 pts	70.0%	76.8%	(6.8) pts

REGIONAL
Regional traffic increased 16.3 percent on a 19.2 percent increase in capacity compared to December 2016. Load factor decreased 1.9 points to 78.4 percent. Alaska's regional partners also reported 80.4 percent of flights arrived on time in December 2017, compared to 61.6 percent in December 2016.

The following table shows regional operational results for December and full-year 2017 compared to the prior-year periods:

	December			Full Year
	2017	2016	Change	2017	2016	Change
Revenue passengers (in thousands)	772	782	(1.3)%	9,495	9,451	0.5%
RPMs (in millions)	356	306	16.3%	4,101	3,720	10.2%
ASMs (in millions)	454	381	19.2%	5,127	4,661	10.0%
Passenger load factor	78.4%	80.3%	(1.9) pts	80.0%	79.8%	0.2 pts
On-time arrivals(1)	80.4%	61.6%	18.8 pts	80.1%	85.2%	(5.1) pts

Alaska Airlines, together with Virgin America and its regional partners, flies 40 million guests a year to 118 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, Costa Rica and Cuba. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North America Satisfaction Study for 10 consecutive years from 2008 to 2017. Learn more about Alaska’s award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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